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                                                             Exhibit  11



                      AMERICAN GAMING & ENTERTAINMENT, LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                          PRIMARY AND FULLY-DILUTED


                                                   December 31,



                                                  1996        1995

Weighted average shares for computation        12,532,102    12,415,283
                                               __________    __________

Net loss                                     $(16,044,000)  $(29,166,000)

Dividends accrued and accretion on
preferred stock                                  1,809,000     1,492,000
                                                ___________  ____________

Net loss for common stockholders              $(17,853,000) $(30,658,000)
                                             ============== =============

Net loss per share                                  $(1.42)       $(2.47)

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